 =======================================================================
                   SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549
                        ------------------------
                        SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
                                 of 1934

     Filed by the Registrant (X)
     Filed by a Party other than the Registrant ( )

     Check the appropriate box:
     ( )  Preliminary Proxy Statement
     ( )  Confidential, for Use of the Commission Only
          (as permitted by Rule 14a-6(e)(2))
     (X)  Definitive Proxy Statement
     ( )  Definitive Additional Materials
     ( )  Soliciting Material Pursuant to Rule 14a-11(c) or 14a-12

                          EMERITUS CORPORATION
 -----------------------------------------------------------------------
            (Name of Registrant as Specified in Its Charter)


-----------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
  (X)  No fee required
  ( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
       and 0-11
                        CALCULATION OF FILING FEE
====================================================================
                                Per unit price
                                   or other
                                  underlying
 Title of each     Aggregate       value of
   class of        number of     transaction     Proposed
 securities to   securities to     computed      maximum
     which           which       pursuant to    aggregate
  transaction     transaction      Exchange      value of   Total fee
    applies         applies     Act Rule 0-11  transaction    paid
===============  =============  ==============  ==========  =========
===============  =============  ==============  ==========  =========

( ) Fee paid previously with preliminary materials.
( ) Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   Amount Previously Paid:______________  Filing Party:_________________

Form, Schedule or
Registration Statement No.:_________    Date Filed:___________________
========================================================================

                             April 11, 1997

Dear Shareholders:

     You are cordially invited to attend the Annual Meeting of Shareholders of Emeritus Corporation to be held on Thursday, May 22, 1997, at 9:00 a.m. at the Washington Athletic Club, Noble Room, 1325 Sixth Avenue, Seattle, Washington 98101.

     The business matters to be acted on at the meeting are described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement.

     Your vote is very important. Whether or not you attend the meeting, your shares should be represented and voted at the meeting. Therefore, I urge you to mark, sign, date and promptly return the enclosed proxy. If you decide to attend the meeting and wish to vote in person, you will still have the opportunity to do so.

     On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company.

                               Sincerely,

                           /s/ Daniel R. Baty
                           -------------------------

                             Daniel R. Baty
                             Chairman of the Board and
                              Chief Executive Officer

                NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                    TO BE HELD THURSDAY, MAY 22, 1997

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Emeritus Corporation, a Washington corporation (the "Company"), will be held on Thursday, May 22, 1997, at 9:00 a.m. at the Washington Athletic Club, Noble Room, 1325 Sixth Avenue, Seattle,
Washington 98101, for the following purposes:

     (1) To elect two directors into the Class I of the Company's Board of Directors.

     (2) To ratify the appointment of KPMG Peat Marwick LLP as the Company's independent public accountants for fiscal year 1997.

     (3) To transact such other business as may come before the meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on March 28, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

     All shareholders are cordially invited to attend the meeting in person.

     To ensure representation at the Annual Meeting, shareholders are urged to mark, sign, date and return the enclosed proxy as promptly as possible, even if they plan to attend the Annual Meeting. A return envelope, which requires no postage if mailed in the United States, is enclosed for this purpose. Any shareholder attending the Annual Meeting may vote in person even if such shareholder has returned a proxy if the proxy is revoked in the manner set forth in the accompanying Proxy Statement.

                             By order of the Board of Directors

                             /s/ Daniel R. Baty
                              -------------------------
                             Daniel R. Baty
                             Chairman of the Board and
                              Chief Executive Officer

Seattle, Washington
April 11, 1997


WHETHER OR NOT YOU PLAN TO ATTEND IN PERSON, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE. This will ensure the presence of a quorum at the meeting. Promptly marking, signing, dating and returning your proxy will save the Company the expense of additional solicitation. Sending in your proxy will not prevent you from voting your stock at the meeting if you desire to do so, as your proxy is revocable at your option.

                          EMERITUS CORPORATION
                    --------------------------------
                             PROXY STATEMENT
                    --------------------------------

             INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Emeritus Corporation (the "Company") of proxies for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on Thursday, May 22, 1997, at 9:00 a.m. at the Washington Athletic Club, Noble Room, 1325 Sixth Avenue, Seattle, Washington 98101, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The principal executive offices of the Company are located at 3131 Elliott Avenue, Suite 500, Seattle, Washington 98121. It is expected that this Proxy Statement and accompanying form of proxy will be mailed to shareholders on or about April 14, 1997.

RECORD DATE AND OUTSTANDING SHARES

     Holders of record of the Company's common stock (the "Common
Stock") at the close of business on March 28, 1997 are entitled to notice of and to vote at the Annual Meeting. On that date there were 11,000,000 shares of Common Stock outstanding.

REVOCABILITY OF PROXIES

     Shares represented at the Annual Meeting by properly executed proxies in the accompanying form will be voted at the Annual Meeting and, where the shareholder giving the proxy specifies a choice, the proxy will be voted in accordance with the specification so made. A proxy given for use at the Annual Meeting may be revoked by the shareholder giving the proxy at any time prior to the exercise of the powers conferred thereby. A proxy may be revoked either by
(i) filing with the Secretary of the Company prior to the Annual Meeting, at the Company's principal executive offices, either a written revocation or a duly executed proxy bearing a later date or
(ii) attending the Annual Meeting and voting in person, regardless of whether a proxy has previously been given. Presence at the Annual Meeting will not revoke the shareholder's proxy unless such shareholder votes in person.

QUORUM AND VOTING

     Under Washington law and the Company's Articles of Incorporation, if a quorum is present at the Annual Meeting, (a) the two nominees for election as directors who receive the greatest number of votes cast for the election of directors at the Annual Meeting by the shares present in person or represented by proxy at the Annual Meeting and entitled to vote shall be elected directors, and (b) the proposal to ratify the appointment of the accountants will be approved if the votes cast in favor of the proposal by the shares present in person or represented by proxy at the Annual

Meeting and entitled to vote exceed the votes cast against the proposal. Abstention from voting will have no effect on the election of directors or the appointment of the accountants since they will not represent votes cast at the Annual Meeting for the purposes of electing directors and ratifying the appointment of the accountants. Because brokers have discretion to vote shares of Common Stock held on behalf of beneficial owners if no instructions for voting such shares are received as to the matters to be voted upon at the Annual Meeting, there will be no "broker nonvotes".

SOLICITATION OF PROXIES

     Proxies will be solicited by certain of the Company's directors, officers and regular employees, without payment of any additional compensation to them. Proxies will be solicited by personal interview, mail and telephone. Any costs relating to such solicitation of proxies will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of Common Stock for their expenses in forwarding solicitation materials to such beneficial owners.

                          ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes: Class I, Class II and Class III. At the Annual Meeting, each of two Class I directors are to be elected to hold office for a term of three years until the Company's annual meeting of shareholders in 2000, and until such director's successor shall be elected and qualified. The Board of Directors has no reason to believe that either of the nominees listed below will be unable to serve as a director. If, however, either nominee becomes unavailable, the proxies will have discretionary authority to vote for a substitute nominee.

     UNLESS AUTHORITY TO DO SO IS WITHHELD, THE PERSONS NAMED AS
PROXIES IN THE ACCOMPANYING FORM OF PROXY WILL VOTE FOR THE ELECTION OF THE NOMINEES LISTED BELOW.

NOMINEES FOR ELECTION

     CLASS I DIRECTORS (TERM TO EXPIRE IN 2000)

     Patrick Carter (age 51) has served as a director of the Company since November 1995. Since 1985, Mr. Carter has been Chief Executive Officer and Managing Director of Westminister Health Care Holdings, Plc., a publicly held operator of skilled-nursing facilities in the United Kingdom.

     Motoharu Iue (age 60) has served as a director of the Company since April 1995. Mr. Iue has served as Chairman of the Board of Sanyo North America Corporation ("Sanyo") and President of Three Oceans Inc. ("Three Oceans"), since October 1996. Mr. Iue previously served as President of Sanyo and as Chairman of the Board of Three Oceans, since 1992 and still serves as Chief Executive Officer of Sanyo and Chief Executive Officer of Three Oceans. From 1989 until

1992, he was Executive Vice President of Tottori Sanyo Electric Co., Ltd. All three companies are affiliates of Sanyo Electric Co. Ltd. ("Sanyo"), and Three Oceans Inc. is a shareholder of the Company.
Mr. Iue has been a director of Sanyo since 1977.

CONTINUING DIRECTORS

     CLASS II DIRECTORS (TERM TO EXPIRE IN 1998)

     Tom A. Alberg (age 56) has served as a director of the Company since November 1995. Since January 1996, Mr. Alberg has been principal of Madrona Investment Group, L.L.C., a private merchant banking firm. Mr. Alberg was President and a director of LIN Broadcasting Corporation, a cellular telephone company, from April 1991 to October 1995, and Executive Vice President of AT&T Wireless Services, formerly McCaw Cellular Communications, Inc., from July 1990 to October 1995. Prior to July 1990, Mr. Alberg was chairman of the executive committee and a partner in the law firm of Perkins Coie, Seattle, Washington. Mr. Alberg is also a director of Commerce Bank, Active Voice Corporation, Digital Systems International, Teledesic Corporation and Visio Corporation.

     Raymond R. Brandstrom (age 43), one of the Company's founders, has served as its President and Chief Operating Officer and as a director since its inception in 1993. Since May 1992, Mr. Brandstrom has served as President of Columbia-Pacific Group, Inc. ("Columbia") and Columbia-Pacific Management, Inc. ("Columbia Management"). From 1982 to 1987, he was Director of Finance for The Hillhaven Corporation ("Hillhaven"), and has been involved in long-term-care and retirement housing for 15 years. Since May 1992, Mr. Brandstrom has served as Vice President and Treasurer of Columbia Winery, a company affiliated with Daniel R. Baty that is engaged in the production and sale of still table wines.

     CLASS III DIRECTORS (TERM TO EXPIRE IN 1999)

     Daniel R. Baty (age 52), one of the Company's founders, has served as its Chief Executive Officer and as a director since its inception in 1993 and became Chairman of the Board in April 1995.
Mr. Baty has served as Chairman of the Board of Holiday Retirement Corp. ("Holiday") since 1987 and as its Chief Executive Officer since 1991. He was the Chief Executive Officer of Hillhaven from 1971 to 1986, when he left to pursue opportunities in the independent-living market. Since 1984, Mr. Baty has served as Chairman of the Board of Columbia and, since 1986, Chairman of the Board of Columbia Management, both of which companies are wholly owned by Mr. Baty and engaged in developing independent-living facilities and providing consulting services regarding that market.

     William E. Colson (age 54) has served as a director of the Company since 1995. Mr. Colson is a founder of Holiday and, since 1987, has been its President and Chief Operating Officer.

INFORMATION ON COMMITTEES OF THE BOARD OF DIRECTORS AND MEETINGS

     The Company's Board of Directors has established a Compensation Committee and an Audit Committee. The Company has no Nominating
Committee and the full Board of Directors selects nominees for election as directors.

     The Compensation Committee establishes salaries, incentives and other forms of compensation for directors, officers and other key employees of the Company, administers the 1995 Stock Incentive Plan and recommends policies relating to benefit plans. The Compensation Committee currently consists of Messrs. Alberg, Carter and Iue. The Compensation Committee met three times in 1996.

     The Audit Committee reviews the Company's accounting practices, internal accounting controls and financial results and oversees the engagement of the Company's independent auditors. The Audit
Committee currently consists of Messrs. Alberg and Carter. The Audit Committee met twice in 1996.

     During 1996, there were four meetings of the Board of Directors, and all board members attended at least 75% of the meetings of the Board of Directors and of each committee of which he was a member.

COMPENSATION OF DIRECTORS

     Nonemployee directors currently receive $500 for each meeting of the Board of Directors or committee of the Board of Directors that they attend. In September 1995, the Company established the Stock Option Plan for Nonemployee Directors (the "Directors Plan"), which provides that each nonemployee director who is initially elected or appointed to the Board of Directors will, upon such election or appointment, be automatically granted a fully vested option to purchase 2,500 shares of Common Stock. In addition, each nonemployee director is automatically granted a fully vested option to purchase 2,000 shares of Common Stock immediately following each year's annual meeting of shareholders.

                         EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information with respect to compensation paid by the Company in the fiscal years ended December 31, 1994, 1995 and 1996 to the Company's Chief Executive Officer and Chief Operating Officer (the "Named Executive Officers"). None of the Company's other executive officers earned salary and bonus in excess of $100,000 during the fiscal year ended December 31, 1996.

                                                         Long-Term
                                                        Compensation
                                 Annual Compensation       Awards
                               -----------------------  ------------
                                                         Securities
       Name and                           Other Annual   Underlying      All Other
  Principal Position     Year   Salary    Compensation    Options     Compensation (1)
-----------------------  ----  ---------  ------------  ------------  ----------------
Daniel R. Baty (2).....  1996  $      0     $2,190(3)      50,000          $9,520
 Chairman and Chief      1995  $      0     $3,568(3)      50,000              -
 Executive Officer       1994  $      0     $1,396(3)        -                 -

Raymond R. Brandstrom..  1996  $100,000     $  720(3)      50,000          $  987
 President and Chief     1995  $100,000          -         35,000          $  330
 Operating Officer       1994  $ 89,364          -           -             $  110


(1) Consists of life insurance premiums paid by the Company on behalf of the Named Executive Officers.

(2) Mr. Baty is not currently compensated by the Company. On April 17, 1995, the Company purchased investment securities in The Standish Care Company from a corporation wholly owned by Mr. Baty. Such investment securities were purchased by the Company at such corporation's original cost, which exceeded the then current market value of such securities. The excess of the cost to the Company over market value at the time of purchase was $426,000 and has been treated for financial reporting purposes as compensation to Mr. Baty.

(3) Consists of $1,000, $2,400 and $1,200 in parking fees and $396, $1,168 and $990 in health club memberships for 1994, 1995 and 1996, respectively for Dan Baty and $720 in parking for 1996 for Mr. Brandstrom.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information regarding options granted during the fiscal year ended December 31, 1996 to the Named Executive Officers.


                            Individual Grants
             ----------------------------------------------------------------
                                                                                         Potential Realizable Value
                                     Number of      Percent of                             at Assumed Annual Rates
                                     Securities    Total Options                         of Stock Price Appreciation
                                     Underlying     Granted to     Exercise                  for Option Term(4)
                                      Options      Employees in      Price    Expiration -----------------------------
             Name                  Granted(#)(1)  Fiscal Year(2) ($/Share)(3)    Date        5%            10%
             ------------------     ------------  ------------    -----------   ---------  ----------- ---------------
             Daniel R. Baty            50,000     13.8%           $10.50         11/21/06     $300,170     $836,715
             Raymond R. Brandstrom     50,000     13.8%           $10.50         11/21/06     $300,170     $836,715


(1) Provided the holder remains employed by the Company, these options vest 20% per year commencing one year from the date of grant and become fully exercisable five years from the date of grant.

(2) Based on an aggregate of 363,500 shares subject to options granted to employees in the fiscal year ended December 31, 1996.

(3) The option exercise price is equal to the closing price of the Common Stock on the American Stock Exchange, Inc. on the date of grant.

(4) Future value of current-year grants assuming appreciation of 5% and 10% per year over the 10-year option period. The actual value realized may be greater or less than the potential realizable values set forth in the table. The assumed rates of growth are prescribed by the Securities and Exchange Commission (the "Commission") for illustrative purposes only and are not intended to predict or forecast future stock prices.

FISCAL YEAR-END OPTION VALUES

     None of the Named Executive Officers exercised options during the fiscal year ended December 31, 1996. The following table sets forth certain information regarding options held as of the end of such fiscal year by each of the Named Executive Officers.




                          Number of Securities
                         Underlying Unexercised     Value of Unexercised
                               Options at         In-the-Money Options at
                           December 31, 1996        December 31, 1996(1)
                      --------------------------  --------------------------
        Name          Exercisable  Unexercisable  Exercisable  Unexercisable
--------------------- ----------- --------------  -----------  -------------
Daniel R. Baty           10,000        90,000            0         $150,000
Raymond R. Brandstrom     6,950        78,050            0         $150,000


(1) Options to purchase 50,000 shares held by each of the Named Executive Officers were in-the-money at the fiscal year-end based on the $13.50 closing price of the Common Stock on the American Stock Exchange, Inc. on December 31, 1996.

         COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board (the "Committee") consists of three nonemployee directors. The Committee is responsible for establishing and administering the Company's executive compensation programs. The objectives of these programs are to pay competitively in order to attract qualified executive personnel who best meet the Company's needs; retain and motivate these executives to achieve superior performance; link individual compensation to individual and company performance; and align executives' financial interests with those of the Company's shareholders.

     Executive compensation generally consists of two components: base salary and long-term incentive awards. The Committee has established each executive's compensation package by considering (i) the salaries of executive officers in similar positions in companies in the same industry as the Company and in related industries, (ii) the experience and contribution levels of the individual executive officer, and (iii) the Company's financial performance. Companies used as a reference for considering compensation levels include some but not all of the companies constituting the peer group in the Stock Performance Graph. The Company also relies on the recommendations of the Chief Executive Officer in matters related to the individual performance of the other executive officers, because the Committee believes that the Chief Executive Officer is the most qualified to make this assessment.

     The Named Executive Officers, the Company's two senior executives, were founders of the Company have significant equity positions in the Company. As of the record date, Mr. Baty and Mr. Brandstrom owned shares and options representing 27.4% and 3.2%, respectively, of the Company's Common Stock. Mr. Baty receives no base salary or bonus; Mr. Brandstrom receives a base salary of $100,000, which the Committee believes is below the base salary of comparable positions with competitors. This compensation pattern was established prior to the Company's initial public offering and the Committee has continued it, recognizing that the principal compensation of both executives will be the increased value of their equity stake in the Company.

     Recently, the Company has been aggressively recruiting other senior executives who have substantial experience in the long-term care industry. As a result, the Committee intends to develop more systematic policies regarding the compensation of the Company's executive officers in 1997.

     BASE SALARIES.  In 1996, base salaries were established as described above.

     STOCK OPTIONS. Stock options are granted to provide a long-term incentive opportunity that is directly linked to shareholder value. They are granted with an exercise price equal to the market value of the Common Stock on the date of grant, and become exercisable in 20% annual increments beginning one year after the date of grant. To encourage stock retention, all options are granted as incentive stock options to the maximum extent possible under the Internal Revenue Code of 1986, as amended (the "Code"). Each of Messrs. Baty and Brandstrom received options to purchase 50,000 shares during 1996 in view of their limited compensation.

     In 1996, stock options were granted to a total of 56 employees of the Company in recognition of their dedication, commitment and hard work. After considering the performance of each executive, the Committee determined judgmentally the number of options to be granted to each executive officer.

     ANNUAL INCENTIVES. To date, the Committee has not established an annual incentive or bonus plan for the Company's executive officers. None of the Company's executive officers were awarded a bonus in 1996.

     Section 162(m) of the Code includes potential limitations on the deductibility for federal income tax purposes of compensation in excess of $1 million paid or accrued with respect to any of the executive officers whose compensation is required to be reported in the Company's Proxy Statement. Certain performance-based compensation that has been approved by shareholders is not subject to the deduction limit. The Company's stock option plans are structured to qualify options granted thereunder as performance-based compensation under Section 162(m). For 1997, the Committee does not contemplate that there will be any such nondeductible compensation.

                         Compensation Committee

                         Tom A. Alberg, Chair
                         Patrick Carter
                         Motoharu Iue


        COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Commission. Officers, directors and greater than 10% shareholders are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no forms were required for those persons, the Company believes that during the 1996 fiscal year all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with by such persons.

                            PERFORMANCE GRAPH


     The following graph compares the cumulative total return on shares of the Company's Common Stock with the cumulative total return of the AMEX Market Value Index and a peer group selected by the Company for the period beginning on November 21, 1995, the first day of trading for the Company's Common Stock, and ending on December 31, 1996, the end of the Company's last fiscal year.


               COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
  EMERITUS CORPORATION, THE AMEX MARKET VALUE INDEX AND THE PEER GROUP


                          [GRAPH APPEARS HERE]


                      Emeritus      Peer       AMEX
                     Corporation    Group     Market
                     -----------  ---------  ---------
November 21, 1995        100          100        100

December 31, 1995         78          101        105

December 31, 1996         90           84        112




     Assumes $100 invested in Emeritus Corporation Common Stock, the AMEX Market Value Index and the peer group, with all dividends reinvested. Stock price shown above for the Common Stock is historical and not necessarily indicative of future price performance.

     The peer group consists of seven companies primarily involved in the provision of assisted-living services: ARV Assisted Living, Inc., Assisted Living Concepts Inc., Carematrix Corp. (formerly The Standish Care Company), Greenbriar Corp., Just Like Home Inc., Regent Assisted Living Inc. and Sterling House Corp.

                      SECURITY OWNERSHIP OF CERTAIN
                    BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth as of March 14, 1997, certain information with respect to the beneficial ownership of Common Stock by (a) each person known by the Company to beneficially own more than 5% of the Common Stock,
(b) each director and director nominee of the Company, (c) each of the Named Executive Officers, and (d) all directors and executive officers of the Company as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares.


                                                Common Stock
                                       -------------------------------
                                       Amount and Nature of Percent of
   Name and Address                    Beneficial Ownership   Class
 ------------------------------------- -------------------- ----------
    Daniel R. Baty(1) (5).............       3,020,695         27.4%
     c/o Emeritus Corporation
     3131 Elliott Avenue, Suite 500
     Seattle, WA 98121
    Raymond R. Brandstrom(6)..........         350,930          3.2%
    Motoharu Iue(2)(7)................         387,500          3.5%
    Tom A. Alberg(7)..................          15,500          *
    Patrick Carter(7).................           2,500          *
    William E. Colson(7)..............           2,500          *
    Nicholas Company, Inc.(3).........       1,619,500         14.7%
     700 North Water Street
     Milwaukee, WI  53202
    Sirach Capital Management.(4).....         580,700          5.3%
      3323 One Union Square
      600 University Street
      Seattle, WA 98101
    All directors and executive
      officers as a group (12
      persons)(1)(2)(8)                      4,103,305         37.2%


*  Less than 1%.

(1) Includes 2,479,400 shares held by B.F.P., L.L.C., of which Mr. Baty is the manager.

(2) Includes 385,000 shares held by Three Oceans Inc., a U.S. affiliate of Sanyo, a publicly traded Japanese company. Mr. Iue is an executive of U.S. affiliates of Sanyo. Mr. Iue disclaims beneficial ownership of shares of Common Stock held by Three Oceans Inc.

(3) Includes 621,000 shares held by Nicholas II, Inc., a Maryland corporation. Albert O. Nicholas, president, director and majority shareholder of Nicholas Company, Inc., may be deemed to have indirect beneficial ownership over the shares, based upon publicly available information reported as of December 31, 1996.

(4) Sirach Capital Management may be deemed to have voting and dispositive power over the shares, based upon publicly available information reported as of December 31, 1996.

(5) Includes options exercisable within 60 days for the purchase of 10,000 shares.

(6) Includes options exercisable within 60 days for the purchase of 6,950 shares.

(7) Includes options exercisable within 60 days for the purchase of 2,500 shares.

(8) Includes options exercisable within 60 days for the purchase of 34,700 shares.

                          CERTAIN TRANSACTIONS

BATY TRANSACTIONS

     In September 1995, the Company obtained a line of credit from Mr. Baty with up to a $7.0 million principal amount (the "Baty Line of Credit"), which it may draw upon for working capital and other general corporate purposes. Amounts advanced under the Baty Line of Credit bear interest at the greater of (a) 1.0% over the prime rate and (b) 10.0% per annum, and are due on or before December 31, 1997. The Company did not draw upon the Baty Line of Credit in 1996 and there is currently no outstanding balance thereunder.

     In April 1995, the Company agreed to purchase a development site in Hutchinson, Kansas from Columbia Management. The aggregate purchase price was $377,600, which the Company paid. Upon completion of the permitting process the Company was entitled to the transfer of the property, which it assigned to the institution financing the project for the purchase price originally paid by the Company. The purchase price represents Columbia Management's cost, including the purchase price paid by Columbia Management, interest paid to the original seller, real estate taxes and other expenses of holding and maintaining the property, plus interest on such amounts at prime plus 1% per annum.

     In July 1995, the Company entered into an agreement to purchase the Victorian Manor community from a mortgage pool established by Daiwa Mortgage Acceptance Corporation that had acquired the property by foreclosure. The purchase price of $3.9 million consisted of the principal balance of the mortgage debt, accrued and unpaid interest, penalties and foreclosure costs. Messrs. Baty, Brandstrom and Ruffo indirectly hold a 25.0%, 0.18% and 0.36% residual interest, respectively, in the mortgage pool. Because the Company's purchase price for the community represents the mortgage pool's cost, holders of residual interests in the mortgage pool avoided losses that they would otherwise have sustained if the price had been lower. The acquisition, however, raised concerns due to the conflict of interest created by management's ownership of the residual interest in the mortgage pool, the difficulty of determining whether the current value of the community is equal to the mortgage pool's cost and the deteriorated operating condition of the community. Therefore, in September 1995, the Company assigned its purchase agreement for the Victorian Manor community to Mr. Baty, subject to a three-year option to repurchase the property, exercisable at a price that represents the sum of the property's purchase price, the expenses of its reconstruction and any losses incurred in its operation. From November 1995 through February 1996, the Company operated the community pursuant to a management agreement. In
February 1996, the Board of Directors (including all independent directors) approved the purchase of this community for a price of $3 million, which is less than the mortgage pool's debt and related costs. However, the Company declined to purchase the Victorian Manor community and it was ultimately sold to a third party by the mortgage pool.

     On September 28, 1995, Park Place-Casper, L.L.C. ("Park Place"), a Delaware limited liability company owned by Columbia and Columbia Management, purchased a 60-unit independent-living community in Casper, Wyoming for $2.3 million and concurrently entered into a five-year management agreement with the Company whereby the Company agreed to manage the property for a fee equal to 5.0% of gross revenue. In February 1996, the Board of Directors (including all independent directors) approved the purchase of this community for a price of $2.3 million, Park Place's cost. The Company believes that the terms of purchase are not less favorable than those that would be available from an independent third party.

     In February 1996, the Board of Directors (including all independent directors) approved the purchase of an 88-unit independent-living facility located in Grand Terrace, California from Holiday for a price of $3.1 million. The facility was purchased by Holiday in November 1995 and the purchase price represents Holiday's original purchase price and related costs. The Company believes that the terms of purchase are no less favorable than those that would be available from an independent third party.

     In November 1996, the Company entered into an agreement with Columbia House LLC ("Columbia House"), a limited liability company wholly owned by Mr. Baty. Under this agreement, the Company will provide certain administrative support, due diligence and financial support services to Columbia House with respect to the acquisition, development and administration of Columbia House communities. During 1996, Columbia House paid the Company $10,700 in service fees. Columbia House develops, owns and leases low-income senior housing projects. Currently the Company provides services to Columbia House with respect to one community located in Coeur d' Alene, Idaho.

     Prior to the Company's initial public offering in November 1995, Mr. Baty had personally guaranteed much of the Company's third-party financing, including mortgage debt and rental payments under leases. Certain of those guarantees terminated when the underlying properties met certain loan-to-value standards or debt-service coverage ratios and others terminated when properties were
refinanced.   Since the Company's initial public offering, Mr. Baty has
guaranteed $6.6 million of the Company's mortgage financing.

PAINTED POST PARTNERS TRANSACTIONS

     Painted Post Partners (the "Partnership"), an affiliated partnership of which Messrs. Baty and Brandstrom are the sole partners, was formed in October 1995 for the purpose of obtaining licensure in the state of New York to operate assisted-living communities; New York state regulations prohibit corporations from acting as licensed operators of regulated healthcare facilities. In August 1996, the Partnership obtained its license to operate communities in New York. In October 1995, the Company began operating the Green Meadows-Painted Post community under a two-year administrative services agreement with two individuals who were the then-licensed operators of the community and lessees under the lease with a REIT. Upon issuance of a license to the Partnership, all rights and obligations under the lease and the administrative services agreement were assigned to the Partnership. In November 1996, the Partnership acquired through lease financing, nine assisted-living communities ("Wegman Communities") located throughout the state of New York. The Company has an agreement with the Partnership to provide services to the communities over the life of the leases and has guaranteed the leases. The Company believes that a license is not required under New York state law for it to provide the services set forth in the administrative services agreements but that it nonetheless effectively controls the operations of Green Meadows-Painted Post and the Wegman Communities.

ALERT TRANSACTIONS

     In November 1996, the Company agreed to purchase up to 6,888,466 shares of convertible preferred stock of Alert Care Corporation ("Alert"), an Ontario, Canada based owner and operator of 17 assisted-living communities, at prices ranging from $0.67 to $0.74 (Cdn) and acquired an option to purchase an additional 4,000,000 shares of convertible preferred stock at an exercise price of $1.00 per share (Cdn), as well as an option to purchase from Eclipse Capital Management ("Eclipse"), the majority shareholder of Alert, and certain other shareholders of Alert, 9,050,000 currently issued and outstanding shares of common stock of Alert and 950,000 currently issued and outstanding shares of Class A non-voting stock (the "Class A Stock") of Alert both at an exercise price of $3.25 per share (Cdn). The shares of preferred stock are convertible into shares of class A non voting stock at any time. At March 20, 1997, the Company owns 3,655,384 shares of preferred stock for a total investment of $2.6 million (Cdn) which is equivalent to $1.9 million (US). Pursuant to agreements with Alert, Mr. Baty serves as a director of Alert.

     The Company would own approximately 41% of the outstanding shares of Class A Stock if it converted all preferred stock it can purchase into Class A Stock or approximately 20% of the outstanding common stock if it converted its preferred stock into common stock and all other convertible securities were likewise converted into common stock (the preferred stock is convertible into common stock when the Company exercises its option to purchase an aggregate of 10 million common and Class A shares of Alert). If the Company exercises its option to acquire 4,000,000 additional shares of preferred stock, then such percentages would be 52% and 31%, respectively. And if the Company exercises it option to purchase outstanding common stock and Class A Stock from existing shareholders, then such percentages would be 57% and 67%, respectively.

     Eclipse, through its wholly owned subsidiary, Eclipse Construction Inc., develops and constructs retirement homes for Alert on a contract basis. Alert has entered into an exclusive management agreement to manage the Company's future assisted-living communities in Ontario and Eclipse has entered into an exclusive development agreement with the Company and Alert to develop their construction projects in Ontario.

NONCOMPETITION AGREEMENTS

     The Company has entered into noncompetition agreements with Messrs. Baty, Brandstrom and Ruffo which provide that each of such persons will not compete, directly or indirectly, with the Company in the ownership, operation or management of assisted-living communities anywhere in the United States and Canada during the term of such individual's employment and for a period of two years following his termination of employment with the Company. The agreements do provide, however, that such persons may hold (a) up to a 10% limited partnership interest in a partnership engaged in such business, (b) less than 5% of the outstanding equity securities of a public company engaged in such business, and (c) interests in the Green Meadows-Painted Post community described under "-Painted Post Partners Transactions." Such agreements do not limit Mr. Baty's current role with Holiday and Messrs. Brandstrom and Ruffo in their capacities as officers of Columbia, which is wholly owned by Mr. Baty, and its subsidiary, Columbia Management, which is a general partner of partnerships that own or lease properties currently operated by Holiday. Mr. Baty has agreed that if Holiday operates or manages assisted-living communities, other than as a limited component of independent-living communities consistent with its current operations, he will not personally be active in the management, operation or financing of such facilities nor will he hold any ownership or other interest therein. In the event that Holiday operates or manages assisted-living communities, Messrs. Brandstrom and Ruffo have agreed that they will not participate in Columbia Management's activities with respect to such facilities.

PROPOSAL FOR RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected KPMG Peat Marwick LLP, independent public accountants, to continue as independent auditor of the Company for the fiscal year ending December 31, 1997. KPMG Peat Marwick LLP has been auditor of the Company since July 28, 1995. The Board of Directors is submitting its selection of KPMG Peat Marwick LLP to the shareholders for ratification.

     A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting, with the opportunity to make a statement, if the representative so desires, and is expected to be available to respond to appropriate questions from shareholders.

     On July 28, 1995 the Company's Board of Directors approved the dismissal of Coopers & Lybrand L.L.P. as the Company's independent certified public accountants. The report of Coopers & Lybrand L.L.P. on the consolidated financial statements of the Company as of December 31, 1994 and for the year then ended did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle. Such report was the only report issued by Coopers & Lybrand L.L.P. with respect to the Company. During the year ended December 31, 1994 and the period between December 31, 1994 and the date on which Coopers & Lybrand L.L.P. was dismissed, there were no disagreements between the Company and Coopers & Lybrand L.L.P. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Coopers & Lybrand L.L.P., would have caused Coopers & Lybrand L.L.P. to make reference to the subject matter of such disagreement in connection with its report.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.
                             OTHER BUSINESS

     The Board of Directors does not intend to present any business at the Annual Meeting other than as set forth in the accompanying Notice of Annual Meeting of Shareholders, and has no present knowledge that any others intend to present business at the Annual Meeting. If, however, other matters requiring the vote of the shareholders properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the accompanying form of proxy will have discretionary authority to vote the proxies held by them in accordance with their judgment as to such matters.

                          SHAREHOLDER PROPOSALS

     Shareholder proposals intended for inclusion in the proxy materials for the Company's 1998 Annual Meeting of Shareholders must be received in writing by the Company not later than December 12, 1997.

     Such proposals should be directed to the Corporate Secretary, Emeritus Corporation, 3131 Elliott Avenue, Suite 500, Seattle, Washington 98121.

                              ANNUAL REPORT

     A copy of the Company's 1996 Annual Report, which includes the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, accompanies this Proxy Statement.

                 By Order of the Board of Directors

                      /s/ Daniel R. Baty
                      ----------------------------
                      Daniel R. Baty
                      Chairman of the Board and
                       Chief Executive Officer

Seattle, Washington
April 11, 1997

[PROXY CARD]
                          EMERITUS CORPORATION
            PROXY FOR THE 1997 ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD MAY 22, 1997
       This proxy is solicited on behalf of the Board of Directors

     The undersigned hereby appoint(s) Daniel R. Baty and Raymond R.
Brandstrom, and each of them, as Proxies with full power of substitution and hereby authorizes them to represent and to vote as designated below all the shares of Common Stock of Emeritus Corporation held of record by the undersigned on March 28, 1997 at the 1997 Annual Meeting of Shareholders to be held at the Washington Athletic Club, 1325 Sixth Avenue, Seattle, Washington, 98101 at 9:00 a.m. on Thursday May 22, 1997, with authority to vote upon the following matters and with discretionary authority as to any other matters that may properly come before the meeting or any adjournment or postponement thereof:

    The undersigned acknowledges receipt from the Company prior to the execution of this Proxy of a Notice of Annual Meeting of Shareholders and a Proxy Statement dated April 14, 1997.

             YOUR VOTE IS IMPORTANT. PROMPT RETURN OF THIS PROXY CARD WILL HELP SAVE THE EXPENSE OF ADDITIONAL SOLICITATION EFFORTS.

                   IMPORTANT--Please Date and Sign on the Other Side

--------------------------------------------------------------------------------
                               FOLD AND DETACH HERE

In their discretion, the Proxies are authorized to vote upon such other business as may properly be brought before the meeting or any adjournment or postponement thereof. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR BOTH NOMINEES" IN ITEM 1 AND "FOR" ITEM 2

                                          FOR              WITHHOLD AUTHORITY
                                     both nominees     to vote for both nominees

1.   ELECTION OF DIRECTORS                (  )                     (  )
     Election of the following nominees
     to serve as directors in the class
     indicated and for the term
     indicated until their successors
     are elected and qualified:

     Class 1 (term expiring 2000):  Patrick Carter, Motoharu Iue

     WITHOLD AUTHORITY to vote for the following: _____________________

     Unless otherwise directed, all votes will be apportioned equally between those persons for whom authority is given to vote.

                                   FOR          AGAINST         ABSTAIN
2.   RATIFICATION OF THE
     APPOINTMENT OF KPMG           (  )           (  )            (  )
     PEAT MARWICK LLP AS
     THE COMPANY'S
     INDEPENDENT PUBLIC
     ACCOUNTANTS FOR
     FISCAL YEAR 1997.


                                    Please sign below exactly as
                                    your name appears on your stock
                                    certificate.  When shares are held
                                    jointly, each person must sign.
                                    When signing as attorney, executor,
                                    administrator, trustee or guardian,
                                    please give full title as such.  An
                                    authorized person should sign on
                                    behalf of corporations, partnerships
                                    and associations and give his or her
                                    title.


                                    I plan to attend the Annual Meeting ( )


Signature(s)___________________________________________  Date ________, 1997